EXHIBIT 99.03

745 Seventh Avenue
New York, NY 10019
(212) 526-7000 x1794

Offer to Exchange

0.4846 of a Share of Common Stock
of
XCEL ENERGY INC.
for
Each Outstanding Share of Common Stock
of
NRG ENERGY, INC.

This offer is open to all holders of shares of NRG Common Stock.

This Offer, and Your Right to Withdraw Shares of NRG Common Stock You Tender into this Offer, Will Expire at 5:00 p.m., New York City Time, on April 10, 2002, Unless Xcel Energy Extends this Offer.

March 13, 2002

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Lehman Brothers Inc. has been appointed by Xcel Energy Inc., on behalf of and as agent for its subsidiary NRG Acquisition Company, LLC (the “Purchaser”), to act as dealer manager in connection with Xcel Energy’s offer to exchange 0.4846 of a share of common stock of Xcel Energy for each outstanding share of NRG’s Common Stock, plus cash in lieu of fractional shares, on the terms and subject to the conditions set forth in Xcel Energy’s prospectus, dated March 13, 2002, and the related letter of transmittal (as they may be amended or supplemented), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of NRG Common Stock in your name or in the name of your nominee.

      This offer is subject to several conditions set forth in the prospectus, which you should review in detail. See “The Offer — Conditions of the Offer” in the prospectus.

      For your information and for forwarding to your clients, we are enclosing the following documents:

1. The prospectus, dated March 13, 2002.

2. The letter of transmittal for your use and for the information of your clients, including a Substitute Form W-9, together with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding. Facsimile copies of the letter of transmittal with manual signature(s) may be used to tender shares of NRG Common Stock.

3. The notice of guaranteed delivery that may be used to accept the offer (a) if certificates evidencing shares are not immediately available, (b) if those certificates and all other required documents cannot be delivered to the exchange agent by the expiration of the offer, or (c) if the procedures for book-entry transfer cannot be completed by the expiration of the offer.

4. A printed form of letter you may send to your clients for whose accounts you hold shares of NRG Common Stock registered in your name or in the name of your nominee, with space for obtaining the clients’ instructions with regard to the offer.

5. A return envelope addressed to the exchange agent for your use only.

We urge you to contact your clients as promptly as possible. Please note that this offer, and the right to withdraw shares tendered into this offer, expire at 5:00 p.m., New York City time, on April 10, 2002, unless Xcel Energy extends this offer.

      YOUR ATTENTION IS DIRECTED TO THE FOLLOWING:

1. The consideration per share of NRG Common Stock is 0.4846 of a share of Xcel Energy common stock, plus cash in lieu of fractional shares.

2. The offer is being made for all outstanding shares of NRG Common Stock.

3. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the dealer manager, the exchange agent or the information agent. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the letter of transmittal.

4. The offer, and the right to withdraw shares tendered into the offer, will expire at 5:00 p.m., New York City time, on April 10, 2002, unless Xcel Energy extends the offer.

5. No shares of NRG Common Stock will be acquired pursuant to the offer unless NRG stockholders who are not directors or executive officers of Xcel Energy tender into the offer enough shares so that the Purchaser would own, when taken together with the shares of NRG Common Stock that the Purchaser would hold after conversion of NRG Class A shares owned by the Purchaser, at least 90% of the outstanding shares of NRG Common Stock. This condition will not be waived. The offer is also subject to several other conditions, see “The Offer — Conditions of the Offer” in the prospectus.

6. If Xcel Energy and the Purchaser successfully complete the offer, the Purchaser will effect a “short-form” merger with NRG as soon as possible after completing the offer, unless they are prevented from doing so by a court. In this merger, each share of NRG Common Stock remaining outstanding (other than shares of Common Stock owned directly or indirectly by Xcel Energy and shares held by NRG stockholders who properly perfect their appraisal rights) will be converted into the same consideration that NRG stockholders receive pursuant to the offer.

      Upon the terms and subject to the conditions of the offer (including, if this offer is extended or amended, the terms and conditions of the extension or amendment), the Purchaser will accept for exchange shares of NRG Common Stock that are validly tendered prior to the expiration of the offer and not properly withdrawn when, as and if the Purchaser gives oral or written notice to the exchange agent of its acceptance of those shares for exchange pursuant to this offer. Delivery of Xcel Energy shares pursuant to this offer will in all cases be made only after timely receipt by the exchange agent of (1) (a) certificates for those shares of NRG Common Stock, or timely confirmation of a book-entry transfer of those shares into the exchange agent’s account at The Depository Trust Company, pursuant to the procedures described in “The Offer — Procedure for Tendering Shares” of the prospectus and in the letter of transmittal, and (b) a properly completed and duly executed letter of transmittal, or a properly completed and manually signed facsimile copy of it, with any required signature guarantees and all other documents required by the letter of transmittal, or (2) an “agent’s message” in connection with a book-entry transfer as described in the letter of transmittal and in our prospectus.

      Neither Xcel Energy nor any officer, director, stockholder, agent or other representative of Xcel Energy will pay any fees or commissions to any broker or dealer or other person, other than the dealer manager, the information agent and the exchange agent as described in the prospectus, in connection with soliciting tenders of shares of NRG Common Stock pursuant to this offer. Xcel Energy will, however, upon request, reimburse or cause to be reimbursed brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

      In order to take advantage of this offer, (1) a duly executed and properly completed letter of transmittal, or a properly completed and manually signed facsimile copy of it, with any required signature guarantees, and any other required documents, should be sent to the exchange agent, and certificates representing the tendered shares of NRG Common Stock should be delivered or those shares should be tendered by book-entry transfer to the exchange agent, or (2) an agent’s message in connection with a book-entry transfer of the shares should be delivered to the exchange agent, all in accordance with the instructions set forth in the letter of transmittal and in our prospectus.

      If holders of shares of NRG Common Stock wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer by the expiration of the offer, a tender may be effected by following the guaranteed delivery procedures specified in the prospectus under “The Offer — Guaranteed Delivery” and in the letter of transmittal.

      Any inquiries you may have with respect to this offer should be addressed to Lehman Brothers Inc., as the dealer manager, or Georgeson Shareholder Communications, Inc., as the information agent, at their respective addresses and telephone numbers set forth on the back cover of the prospectus. Additional copies of the enclosed materials may be obtained from the dealer manager or the information agent or from brokers, dealers, commercials banks or trust companies.

Very truly yours,

LEHMAN BROTHERS INC.

      Nothing contained in the offer or in the enclosed documents will constitute you or any person as the agent of Xcel Energy, the dealer manager, the information agent, the exchange agent or any of their affiliates, or authorize you or any other person to make any statement or use any document or make any statement on behalf of any of them in connection with the offer, other than the documents enclosed with this offer and the statements contained in those documents.

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